Exhibit 99.1

ONSCREEN SIGNS WAYCOOL™ LICENSING AGREEMENT WITH CUI, INC.

Manufacturer of Power Supply Solutions to Integrate OnScreen’s Revolutionary Thermal Cooling Technology into Existing Product Line

Companies Agree to Co-Develop Next Generation
Cooling Solutions

PORTLAND, OR (BUSINESS WIRE) - January 16, 2007 - OnScreen Technologies™, Inc. (OTCBB:ONSC), a leader in cutting edge thermal management technology solutions and LED signage, announced that is has signed a multi-year licensing agreement with CUI, Inc., an Oregon-based designer, manufacturer and distributor of electronic components with 2.2 million subscribers, , allowing CUI to integrate OnScreen’s proprietary WayCool thermal management technology into Power Supply Units (“PSU”) CUI is currently producing for application in a wide range of electronic devices.

The terms and conditions of the licensing agreement provide for CUI to pay OnScreen a royalty on unit sales of all CUI-produced PSU’s manufactured with WayCool technology. In addition, the companies have agreed to collaborate on the co-development of proprietary, next generation cooling solutions for the high-end industrial and consumer electronics industries.

James McKenzie, founder, President and CEO of CUI, stated, “Designers and engineers historically have endeavored to overcome the complicated temperature profile inherent in power supply systems. When factoring cumulative heat contribution from transistors, transformers, capacitors, diodes, PC boards and enclosures, it is essential that development of cooling techniques and the management framework consider the entire system. Following our assessment of WayCool’s novel approach to thermal cooling and management, it became evident to our engineers that this was highly differentiated and cost effective technology capable of efficiently offloading heat generated in our power supply systems without costly re-engineering. We are very excited about the possibilities WayCool presents for CUI to advance its leadership in the power supply industry and look forward to leveraging WayCool to co-develop revolutionary new power supply solutions with OnScreen.”

Consumer electronics is the largest worldwide market for power supply and power management integrated circuits, according to an August 2006 study released by Venture Development Corporation, with the assistance of CMP Media. Consumer electronics is forecast to increase at the second highest compound annual growth rate through 2010 at 16.1%, being surpassed only by a much smaller medical applications segment at 17.0%. IMS Research reports that the Uninterruptible Power Supply (UPS) market experienced massive growth across all regions for the first three-quarters of 2006. Between January and September, the global UPS market grew by more than 15% with the highest growth in the Americas, and worldwide revenues during the January-through-September period reaching $3.98 billion.

“The acceptance and recognition of the WayCool technology by CUI for use in their current power supply solutions and the opportunity to co-develop the next generation of solutions with a firm of the stature of CUI is very exciting to us and bodes well for the penetration into this very large and expanding market,” stated OnScreen CEO Russell Wall. ”

About CUI, Inc.
Established in 1989 and headquartered in Tualatin, Oregon, CUI designs, manufactures, imports and distributes electronic components to OEMs and design engineers. The Company concentrates on two major market segments: Components - power supplies, transformers, speakers, buzzers, converters and connectors; and Industrial Control and Power Devices (encoders and industrial power devices).

About OnScreen Technologies, Inc.
Headquartered in Portland, Oregon, OnScreen Technologies, Inc. has pioneered and is commercializing innovative thermal management solutions capable of revolutionizing the LED display, semiconductor and electronic packaging industries. Utilizing its patent-pending thermal technologies and architecture, OnScreen has developed highly advanced, proprietary LED display solutions and integrated circuit board and power supply cooling application solutions that provide a more cost effective solution than current competing products and technologies. For more information, please visit www.onscreentech.com.

Safe Harbor Statement
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO
407-585-1080 or via email at onsc@efcg.net